UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. ______)*


                          OSAGE FEDERAL FINANCIAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $. 10 PAR VALUE
                          -----------------------------
                         (Title of Class of Securities)


                                   68771R 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_|  Rule 13d-1(b)

     |_|  Rule 13d-1(c)

     |X|  Rule 13-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 28 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  68771R 10 4
--------------------------------------------------------------------------------

1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      OSAGE FEDERAL MHC
      27-0080045
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)      |_|

     (b)      |_|
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization              U.S.
--------------------------------------------------------------------------------
Number  of  Shares           5.       Sole Voting Power          1,596,919
Beneficially  Owned  by      ---------------------------------------------------
Each  Reporting  Person      6. Shared Voting Power                      0
With:                        ---------------------------------------------------
                             7. Sole Dispositive Power           1,596,919
                             ---------------------------------------------------
                             8. Shared Dispositive Power                 0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting
     Person                                                      1,596,919
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)          70.0%
--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)          00

--------------------------------------------------------------------------------

ITEM 1.

     (a)  Name of Issuer
                           OSAGE FEDERAL FINANCIAL, INC.

     (b)  Address of Issuer's Principal Executive Offices

                           239 E. MAIN STREET
                           PAWHUSKA, OK  75046

ITEM 2.

     (a)  Name of Person Filing
                           OSAGE FEDERAL MHC

     (b)  Address of Principal Business Office or, if none, Residence
                           239 E. MAIN STREET
                           PAWHUSKA, OK 75046

     (c)  Citizenship
                           U.S.

     (d)  Title of Class of Securities
                           COMMON STOCK, $.10 PAR VALUE

     (e)  CUSIP Number
                           68771R 10 4

ITEM  3.  IF  THIS  STATEMENT  IS  FILED  PURSUANT  TO   SS.SS.240.13D-1(B) OR
          240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                           NOT APPLICABLE.

ITEM 4.   OWNERSHIP.

     (a)  Amount beneficially owned: 1,596,919
                                     ---------

     (b)  Percent of class: 70.0%
                            ----

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote 1,596,919.
                                                        ---------
          (ii) Shared power to vote or to direct the vote 0.
                                                          --
          (iii) Sole power to dispose or to direct the disposition of 1,596,919.
                                                                      ---------
          (iv) Shared power to dispose or to direct the disposition of 0.
                                                                       --
ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                           NOT APPLICABLE.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                           NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           THE REPORTING PERSON IS THE MUTUAL HOLDING COMPANY OF THE ISSUER, WHICH IS THE HOLDING COMPANY FOR OSAGE FEDERAL BANK. ALL SHARES ARE HELD BY THE REPORTING PERSON.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           NOT APPLICABLE.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

                           NOT APPLICABLE.

ITEM 10.   CERTIFICATION

                           NOT APPLICABLE.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         OSAGE FEDERAL MHC



DATE: January 24, 2005                   BY: /s/ Mark S. White
                                             -----------------------------------
                                             Mark S. White, President and Chief
                                             Executive Officer